Filed Pursuant to Rule 424(b)(2)
Registration No. 333-211035

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT, DATED OCTOBER 27, 2016

Prospectus Supplement

(To Prospectus dated April 29, 2016)

$

$                 % Notes due 2019

$                 % Notes due 2021

$                 % Notes due 2026

$                 % Notes due 2046

$        Floating Rate Notes due 2019

$        Floating Rate Notes due 2021

United Technologies Corporation (“UTC”) is offering four series of fixed rate notes that will pay interest semi-annually in arrears on                  and                 of each year, beginning on                     , 2017. The fixed rate notes due 2019 will bear interest at a rate equal to     % per year, and will mature on                     , 2019 (the “notes due 2019”). The fixed rate notes due 2021 will bear interest at a rate equal to     % per year, and will mature on                     , 2021 (the “notes due 2021”). The fixed rate notes due 2026 will bear interest at a rate equal to     % per year, and will mature on                     , 2026 (the “notes due 2026”). The fixed rate notes due 2046 will bear interest at a rate equal to     % per year, and will mature on                     , 2046 (the “notes due 2046” and, together with the notes due 2019, the notes due 2021, and the notes due 2026, the “fixed rate notes”).

UTC is also offering two series of floating rate notes that will pay interest quarterly in arrears on                     ,                     ,                      and                 of each year, beginning on                     , 2017. The floating rate notes due 2019 will bear interest at a floating rate equal to three-month LIBOR plus     %, and will mature on                     , 2019 (the “floating rate notes due 2019”). The floating rate notes due 2021 will bear interest at a floating rate equal to three-month LIBOR plus     %, and will mature on                     , 2021 (the “floating rate notes due 2021” and, together with the floating rate notes due 2019, the “floating rate notes” and, the floating rate notes together with the fixed rate notes, the “notes”).

We may redeem some or all of any series of the fixed rate notes, in whole or in part, at any time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption of the Fixed Rate Notes.”

The notes will be unsecured unsubordinated obligations of ours and will rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves certain risks. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before you make your investment decision. See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 3 of the accompanying prospectus, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, for more information.

	Public Offering Price(1)	Underwriting Discount		Proceeds to UTC (before expenses)(1)
Per note due 2019%			%		%
Notes due 2019 total	$	$		$
Per note due 2021%			%		%
Notes due 2021 total	$	$		$
Per note due 2026%			%		%
Notes due 2026 total	$	$		$
Per note due 2046%			%		%
Notes due 2046 total	$	$		$
Per floating rate note due 2019%			%		%
Floating rate notes due 2019 total	$	$		$
Per floating rate note due 2021%			%		%
Floating rate notes due 2021 total	$	$		$
Total	$	$		$

(1)	Plus accrued interest, if any, from , 2016 if the notes are delivered after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.	Mizuho Securities	Morgan Stanley

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Deutsche Bank Securities	HSBC	J.P. Morgan

The date of this prospectus supplement is                     , 2016.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities in one or more offerings. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference from a report or other document filed with the SEC after the date of the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or such information incorporated by reference, will supersede the information in the accompanying prospectus.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-28 of this prospectus supplement.

We have authorized only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale of these notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

S-i

Prospectus Supplement

Prospectus

S-ii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information you need in making your investment decision. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the “Risk Factors” sections contained in this prospectus supplement and the accompanying prospectus, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 and the consolidated financial statements and the related notes incorporated by reference therein.

United Technologies Corporation

United Technologies Corporation is a global provider of high technology products and services to the building systems and aerospace industries. We conduct our business through four principal business segments: Otis; UTC Climate, Controls & Security; Pratt & Whitney; and UTC Aerospace Systems. Each segment groups similar operating companies, and the management organization of each segment has general operating autonomy over a range of products and services. The principal products and services of each segment are as follows:

•	Otis: elevators, escalators, moving walkways and services.

•	UTC Climate, Controls & Security: heating, ventilating, air conditioning (HVAC) and refrigeration systems; controls, services and energy-efficient products for residential, commercial, industrial and transportation applications; fire and special hazard detection and suppression systems, firefighting equipment, security, monitoring and rapid response systems and service; and security personnel services.

•	Pratt & Whitney: commercial, military, business jet and general aviation aircraft engines; auxiliary power units; and parts and services.

•	UTC Aerospace Systems: aerospace products and aftermarket services, including electric power generation, management and distribution systems; flight control systems; engine control systems; intelligence, surveillance and reconnaissance systems; engine components; environmental control systems; fire protection and detection systems; propeller systems; aircraft nacelles; and interior, actuation, landing and electronic systems.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us,” “our” or the “Company” means only United Technologies Corporation and any successor obligor, and not any of its subsidiaries. Our principal executive offices are located at United Technologies Building, 10 Farm Springs Road, Farmington, CT 06032-2568, United States, telephone: (860) 728-7000.

The Offering

Issuer	United Technologies Corporation

Notes Offered	$ aggregate principal amount of % notes due 2019

$ aggregate principal amount of % notes due 2021

$ aggregate principal amount of % notes due 2026

$ aggregate principal amount of % notes due 2046

$ aggregate principal amount of floating rate notes due 2019

$ aggregate principal amount of floating rate notes due 2021

Maturity	Notes due 2019: , 2019

Notes due 2021: , 2021

Notes due 2026: , 2026

Notes due 2046: , 2046

Floating rate notes due 2019: , 2019

Floating rate notes due 2021: , 2021

Interest Rate	Notes due 2019: % per year

Notes due 2021: % per year

Notes due 2026: % per year

Notes due 2046: % per year

Floating rate notes due 2019: three-month LIBOR plus % per year, reset quarterly

Floating rate notes due 2021: three-month LIBOR plus % per year, reset quarterly

Interest Payment Dates	Fixed rate notes: and of each year, beginning on , 2017

Floating rate notes: , , and of each year, beginning on , 2017

Ranking	The notes will be general unsecured obligations of ours.

The notes will rank equally in right of payment with all of our existing and any future unsecured and unsubordinated indebtedness.

The notes will rank senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes.

The notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of our subsidiaries.

See “Risk Factors—Risks Relating to the Notes” in this prospectus supplement.

Optional Redemption	We may redeem some or all of any series of the fixed rate notes, in whole or in part, at any time or from time to time, at the redemption prices set forth in this prospectus supplement. See “Description of the Notes—Optional Redemption of the Fixed Rate Notes.”

Use of Proceeds	We intend to use the net proceeds from this offering to fund (i) the redemption price of our 5.375% notes due 2017, of which $1,000,000,000 principal amount is outstanding, and our 6.125% notes due 2019, of which $1,250,000,000 principal amount is outstanding and (ii) the repayment of commercial paper. We intend to use the remainder of the proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 3 of the accompanying prospectus, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, for more information.

Trustee, Securities Registrar, Paying Agent and Calculation Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	State of New York

For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus, such as the risk factors under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, on file with the SEC, before you make an investment decision pursuant to this prospectus supplement and the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by the factors set forth below and in such documents and reports.

Risks Relating to the Notes

We have outstanding debt; our debt will increase as a result of this offering, and will further increase if we incur additional debt in the future and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. As of September 30, 2016, we had approximately $22.7 billion of outstanding indebtedness, approximately $1.3 billion of which was the aggregate outstanding debt of our subsidiaries, including short-term borrowings and fair value adjustments, net of discounts and debt issuance costs.

Our debt level and related debt service obligations could have negative consequences, including:

•	requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes, such as acquisitions;

•	reducing our flexibility in planning for or reacting to changes in our business and market conditions; and

•	exposing us to interest rate risk since a portion of our debt obligations are at variable rates.

We may incur significantly more debt in the future. If we add new debt and do not retire existing debt, the risks described above could increase.

The indenture under which the notes will be issued does not limit our indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the indenture (as defined under “Description of the Notes”) pursuant to which the notes will be issued. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

There are no financial covenants in the indenture. Except for the covenants described under “Description of Debt Securities—Provisions Applicable Solely to Unsubordinated Debt Securities—Liens,” “Description of Debt Securities—Provisions Applicable Solely to Unsubordinated Debt Securities—Sales and Leasebacks” and “Description of Debt Securities—Restriction on Merger and Sales of Assets” in the accompanying prospectus, there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of UTC.

The notes will not be guaranteed by any of our subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

The notes will be obligations exclusively of UTC and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The indenture under which the notes will be issued will not restrict us or our subsidiaries from incurring substantial additional unsecured indebtedness in the future.

As of September 30, 2016, we had approximately $22.7 billion of outstanding indebtedness, approximately $1.3 billion of which was the aggregate outstanding debt of our subsidiaries, including short-term borrowings and fair value adjustments, net of discounts and debt issuance costs.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our respective payment obligations on the notes. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Active trading markets for the notes may not develop; we do not intend to apply to list the notes on any securities exchange or for quotation in any automated dealer quotation system.

Each series of notes constitutes a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of any of the notes offered hereby on any securities exchange or for quotation of notes offered hereby in any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for any of the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make markets in the notes of each series. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at their fair market value or at any price.

If trading markets for any of the notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes. The prices for the notes will depend on many factors, including, among others:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance, operating results, cash flows and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating or rating outlook could have an adverse effect on the prices of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for UTC and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of UTC and its consolidated subsidiaries and interest capitalized, plus one-third of rents, the proportion deemed a reasonable approximation of the interest factor. Please refer to the “Statement Re: Computation of Ratio of Earnings to Fixed Charges” filed as Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, each on file with the SEC.

Quarter Ended September 30,	Year Ended December 31,
2016	2015	2014	2013	2012	2011
7.77x	6.86x	7.86x	7.39x	6.84x	8.81x

USE OF PROCEEDS

We anticipate that we will receive approximately $                     in net proceeds from the offering of the notes, after deducting underwriting discounts but before deducting other offering expenses. We intend to use the net proceeds from this offering to fund (i) the redemption price of our 5.375% notes due 2017, of which $1,000,000,000 principal amount is outstanding, and our 6.125% notes due 2019, of which $1,250,000,000 principal amount is outstanding and (ii) the repayment of commercial paper. We intend to use the remainder of the proceeds, if any, for general corporate purposes.

As of September 30, 2016, our U.S. commercial paper had a weighted average interest rate of approximately 0.76% and a weighted average remaining maturity of approximately 21 days.

CAPITALIZATION

The following table sets forth our short-term borrowings and total long-term debt and equity as of September 30, 2016, including on an as adjusted basis to give effect to this offering. This as adjusted amount assumes the redemption in full of our 5.375% notes due 2017 and our 6.125% notes due 2019 and the repayment of commercial paper as described under “Use of Proceeds” above. This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” and the consolidated financial statements and the notes related thereto, and the financial and operating data, incorporated by reference in this prospectus supplement and the accompanying prospectus.

Short-term borrowings:

	As of September 30, 2016
(Dollars in millions)	Actual	As Adjusted
Revolving credit facilities	$—	$—
Commercial paper	780	—
Other borrowings	91	91

Total short-term borrowings	$871	$91

Long-term borrowings:

	As of September 30, 2016
(Dollars in millions)	Actual	As Adjusted
5.375% notes due 2017[1]	1,000		—
1.800% notes due 2017[1]	1,500		1,500
EURIBOR[2] plus 0.80% floating rate notes due 2018 (€750 million principal amount)[3]	841		841
1.778% junior subordinated notes due 2018	1,100		1,100
6.800% notes due 2018[4]	99		99
6.125% notes due 2019[1]	1,250		—
8.875% notes due 2019	271		271
% notes due 2019 offered hereby[5]	—
LIBOR[6] plus % floating rate notes due 2019 offered hereby	—
4.500% notes due 2020[1]	1,250		1,250
4.875% notes due 2020[4]	171		171
1.125% notes due 2021 (€950 million principal amount)[7]	1,066		1,066
8.750% notes due 2021	250		250
% notes due 2021 offered hereby[8]	—
LIBOR[6] plus % floating rate notes due 2021 offered hereby	—
3.100% notes due 2022[1]	2,300		2,300
1.250% notes due 2023 (€750 million principal amount)[9]	841		841
1.875% notes due 2026 (€500 million principal amount)[10]	561		561
% notes due 2026 offered hereby[8]	—
7.100% notes due 2027[4]	141		141
6.700% notes due 2028	400		400
7.500% notes due 2029[1]	550		550
5.400% notes due 2035[1]	600		600
6.050% notes due 2036[1]	600		600
6.800% notes due 2036[4]	134		134
7.000% notes due 2038[4]	159		159
6.125% notes due 2038[1]	1,000		1,000
5.700% notes due 2040[1]	1,000		1,000
4.500% notes due 2042[1]	3,500		3,500
4.150% notes due 2045[11]	850		850
% notes due 2046 offered hereby[8]	—
Project financing obligations	135		135
Other (including capitalized leases)	192		192

Total principal long-term debt	21,761
Other (fair market value adjustments and discounts and debt issuance costs)	33

Total long-term debt	21,794
Total equity	30,764		30,764

Total long-term debt and equity	$52,558	$

[1]	We may redeem these notes, in whole or in part, at our option at any time at a redemption price in U.S. dollars equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 10-50 basis points, depending on the series of notes. The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.
[2]	These notes bear interest at the three-month EURIBOR rate plus 0.800%, established quarterly. The interest rate in effect at September 30, 2016 was 0.501%.
[3]	We may redeem these notes, in whole, but not in part, at our option at any time in the event of certain developments affecting U.S. taxation.
[4]	Includes notes and remaining fair market value adjustments that were assumed as a part of the Goodrich acquisition on July 26, 2012.
[5]	We may redeem these notes, in whole or in part, at our option at any time at a redemption price in U.S. dollars equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus basis points. The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.
[6]	The three-month LIBOR rate as of September 30, 2016 was approximately 0.85367% as published on the “Reuters Page LIBOR01”.
[7]	We may redeem these notes, in whole or in part, at our option at any time. Prior to September 15, 2021, the redemption price will be equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on an annual basis at the applicable Comparable Government Bond Rate plus 25 basis points. On or after September 15, 2021, the redemption price will be equal to 100% of the principal amount of the applicable notes to be redeemed. In each case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed. We may also redeem the notes in whole, but not in part, at our option at any time in the event of certain developments affecting U.S. taxation.
[8]	We may redeem these notes, in whole or in part, at our option at any time. Prior to the relevant par call date (as defined below), the redemption price will be equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such series of notes matured on the relevant par call date, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus basis points, depending on the series of notes. On or after the relevant par call date, the redemption price will be equal to 100% of the principal amount of the applicable notes to be redeemed. In each case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.
[9]	We may redeem these notes, in whole or in part, at our option at any time. Prior to February 22, 2023, the redemption price will be equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on an annual basis at the applicable Comparable Government Bond Rate plus 15 basis points. On or after February 22, 2023, the redemption price will be equal to 100% of the principal amount of the applicable notes to be redeemed. In each case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed. We may also redeem the notes in whole, but not in part, at our option at any time in the event of certain developments affecting U.S. taxation.
[10]	We may redeem these notes, in whole or in part, at our option at any time. Prior to November 22, 2025, the redemption price will be equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on an annual basis at the applicable Comparable Government Bond Rate plus 30 basis points. On or after November 22, 2025, the redemption price will be equal to 100% of the principal amount of the applicable notes to be redeemed. In each case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed. We may also redeem the notes in whole, but not in part, at our option at any time in the event of certain developments affecting U.S. taxation.
[11]	We may redeem these notes, in whole or in part, at our option at any time. Prior to November 16, 2044, the redemption price will be equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 25 basis points. On or after November 16, 2044, the redemption price will be equal to 100% of the principal amount of the applicable notes to be redeemed. In each case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

DESCRIPTION OF THE NOTES

In this Description of the Notes, “UTC,” “we,” “us,” “our” and the “Company” refer only to United Technologies Corporation and any successor obligor, and not to any of its subsidiaries.

The following summary description sets forth certain terms and provisions of the notes, and to the extent inconsistent therewith replaces the description of the general terms and provisions of the notes set forth in the accompanying prospectus, to which we refer you. Because this description is a summary, it does not describe every aspect of the notes. The notes will be issued under the amended and restated indenture dated as of May 1, 2001 (the “indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “trustee”), This summary is subject to and qualified in its entirety by reference to the indenture, the forms of notes and the related officers’ certificate. The indenture is filed with the SEC and incorporated by reference in this prospectus supplement and in the accompanying prospectus.

The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the notes.

General

We will issue the notes due 2019 in an initial aggregate principal amount of $        , the notes due 2021 in an initial aggregate principal amount of $        , the notes due 2026 in an initial aggregate principal amount of $        , the notes due 2046 in an initial aggregate principal amount of $        , the floating rate notes due 2019 in an initial aggregate principal amount of $        , and the floating rate notes due 2021 in an initial aggregate principal amount of $        , subject, in each case, to reopening.

The notes due 2019 will mature on                     , 2019, the notes due 2021 will mature on                     , 2021, the notes due 2026 will mature on                     , 2026, the notes due 2046 will mature on                     , 2046, the floating rate notes due 2019 will mature on                     , 2019, and the floating rate notes due 2021 will mature on                     , 2021.

We will initially issue the notes in book-entry form. See “Book-Entry Issuance—The Depository Trust Company.” We will issue the notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

We may, without the consent of the holders of the notes of any series, issue additional notes of such series under the indenture having the same ranking and the same interest rate, maturity and other terms as the notes of such series offered by this prospectus supplement; provided that any such additional notes of such series that are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the notes of such series offered hereby. Any such additional notes of such series will, together with the notes of such series offered by this prospectus supplement, constitute a single series of notes under the indenture.

Interest on the Fixed Rate Notes

The fixed rate notes of each series will bear interest at the applicable annual rate shown on the cover of this prospectus supplement and will accrue interest from                     , 2016, or from the most recent date to which interest has been paid or duly provided for.

Interest will be payable on the fixed rate notes semi-annually in arrears on                  and                 of each year, and on the relevant maturity date, commencing on                     , 2017, to the persons in whose names such fixed rate notes are registered on the record date; provided however, that interest payable on the relevant maturity date or any relevant redemption date will be payable to the persons to whom the principal of such fixed rate notes is payable. If the date on which a payment of interest or principal on the fixed rate notes is scheduled to be paid is not a business day, then that interest or principal will be paid on the next succeeding business day, and no further interest will accrue as a result of such delay. Interest with respect to the fixed rate notes will accrue on the basis of a 360-day year consisting of twelve 30-day months.

A “record date” is the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a business day; provided that if any of the notes are held by a securities depositary in book-entry form, the record date for such notes will be the close of business on the business day immediately preceding the date on which interest is scheduled to be paid.

A “business day” is each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Interest on the Floating Rate Notes

Interest will be payable on the floating rate notes quarterly in arrears on                 ,                 ,                  and                 of each year, and on the maturity date, commencing on                 , 2017 (each a “floating rate interest payment date”) to the persons in whose names such floating rate notes are registered on the record date; provided however, that interest payable on the maturity date will be payable to the persons to whom the principal of such floating rate notes is payable. If a floating rate interest payment date (other than the maturity date ) is not a business day, then such floating rate interest payment date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such floating rate interest payment date shall be the immediately preceding business day. If the relevant maturity date of the floating rate notes falls on a day that is not a business day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding business day, and no interest on such payment will accrue from and after the relevant maturity date.

The floating rate notes will bear interest for each interest period at a rate determined by The Bank of New York Mellon Trust Company, N.A., acting as calculation agent. The interest rate on the floating rate notes for each day of an interest period will be a rate equal to LIBOR as determined on the interest determination date plus     % per year with respect to the floating rate notes due 2019 and plus     % per year with respect to the floating rate notes due 2021.

The interest rate for each interest period will be reset on                 ,                 ,                   and                 of each year (each such date, an “interest reset date”), and will be set for the initial interest period on                 , 2016. If any interest reset date would otherwise be a day that is not a business day, such interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest reset date shall be the immediately preceding business day. The initial interest period for the floating rate notes will be the period from and including                     , 2016 to but excluding the first interest reset date. Thereafter, an “interest period” shall mean the period from and including an interest reset date to but excluding the next succeeding interest reset date and, in the case of the last such period, from and including the interest reset date immediately preceding the relevant maturity date, to but excluding such relevant maturity date.

The interest determination date for the initial interest period is                     , 2016 and for any other interest period will be the second London business day preceding the relevant interest reset date. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period.

Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the floating rate notes, the trustee and us. So long as LIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available at such time, the calculation agent will obtain such rate from Bloomberg L.P.‘s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide to the calculation agent a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide to the calculation agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

The amount of interest for each day that any series of the floating rate notes are outstanding (the “daily interest amount”) will be calculated by dividing the floating interest rate in effect for such series for such day by 360 and multiplying the result by the principal amount of the floating rate notes of such series (known as the “Actual/360” day count). The amount of interest to be paid on the floating rate notes of such series for any interest period will be calculated by adding the relevant daily interest amounts for each day in such interest period.

The interest rate on the floating rate notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Upon prior written request from any holder of the floating rate notes, the calculation agent will provide the interest rate in effect on such floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Optional Redemption of the Fixed Rate Notes

Each series of the fixed rate notes will be redeemable, in whole or in part, at our option at any time. The Company may redeem the notes due 2019 on any date prior to maturity, the notes due 2021 on any date prior

to                     , 2021 (the “2021 par call date”), the notes due 2026 on any date prior to                     , 2026 (the “2026 par call date”) and the notes due 2046 on any date prior to                     , 2046 (the “2046 par call date” and each of the 2021 par call date, 2026 par call date and 2046 par call date, a “par call date”) at a redemption price in U.S. dollars equal to the greater of:

(a) 100% of the principal amount of the fixed rate notes to be redeemed; or

(b) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed, assuming for such purpose that the notes due 2021, notes due 2026 and notes due 2046 matured on the 2021 par call date, 2026 par call date and 2046 par call date, respectively, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate plus          basis points for the notes due 2019,          basis points for the notes due 2021,          basis points for the notes due 2026 and                 basis points for the notes due 2046.

In every such case, the redemption price will also include interest accrued to, but excluding, the date of redemption on the principal balance of the fixed rate notes being redeemed.

In addition, at any time on or after the 2021 par call date, the Company may redeem some or all of the notes due 2021, at any time on or after the 2026 par call date, the Company may redeem some or all of the notes due 2026 and at any time on or after the 2046 par call date, the Company may redeem some or all of the notes due 2046, in each case, at its option at a redemption price equal to 100% of the principal amount of the applicable fixed rate notes to be redeemed, plus, in every such case, interest accrued to, but excluding, the date of redemption on the principal balance of the fixed rate notes being redeemed.

We will use the following procedures to calculate the adjusted treasury rate. We will appoint Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., Mizuho Securities USA Inc. and Morgan Stanley & Co. LLC or their respective successors, and any two other nationally recognized investment banking firms that we choose that are primary U.S. government securities dealers in New York City as reference dealers. We will select one of these reference dealers to act as our quotation agent. If any of these firms ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm that is a primary dealer as a substitute.

The quotation agent will select a U.S. Treasury security that has a maturity comparable to the remaining maturity of the applicable series of fixed rate notes and that would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the applicable series of fixed rate notes (assuming, for this purpose, that the notes due 2021, notes due 2026 and notes due 2046 matured on the 2021 par call date, 2026 par call date and 2046 par call date, respectively). The reference dealers will provide us and the quotation agent with the bid and asked prices for that comparable U.S. Treasury security as of 3:30 p.m., New York time, in writing on the third business day before the redemption date. The quotation agent will calculate the average of the bid and asked prices provided by each reference dealer (each such average, a “reference dealer quotation”), eliminate the highest and the lowest reference dealer quotations (or only one of the highest or lowest if there are more than one) and then calculate the average of the remaining reference dealer quotations. However, if the quotation agent is given fewer than four reference dealer quotations, it will calculate the average of all the reference dealer quotations obtained and not eliminate any quotations. We refer to this average quotation as the “comparable treasury price.”

The “adjusted treasury rate” will be, for any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable Treasury security, assuming a price for the comparable Treasury security equal to the comparable treasury price, expressed as a percentage of its principal amount, for that redemption date. The yield of the comparable Treasury security will be computed as of the second business day immediately preceding the redemption date.

We will mail or electronically deliver, according to the procedures of DTC, notice (with a copy to the trustee) of any optional redemption to the registered holder of notes of the series of fixed rate notes being redeemed not less than 30 days and not more than 60 days before the redemption date. The notice of redemption will identify, among other things, the redemption date, the redemption price (or if not then ascertainable, the manner of calculation thereof) and that on the redemption date, the redemption price will become due and payable and that the fixed rate notes called for redemption will cease to accrue interest on and after the redemption date (unless there is a default on payment of the redemption price). Prior to any redemption date, we will deposit with The Bank of New York Mellon Trust Company, N.A. (or its successor), in its capacity as paying agent (the “paying agent”), or the trustee, money sufficient to pay the redemption price of the fixed rate notes to be redeemed on that date. If we redeem less than all of any series of fixed rate notes, the trustee will choose the fixed rate notes to be redeemed by any method that it deems fair and appropriate, which may be to select such notes in accordance with the procedures of DTC.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice to us.

The trustee may also be removed with respect to any series of outstanding notes by act of the holders of a majority in principal amount of the then outstanding notes of such series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee.

We will provide you with notice of any resignation, removal or appointment of the trustee.

Notices

Notices to holders of the notes are to be given by mail to the addresses of the holders as they may appear in the security register.

Title

UTC, the trustee, and any agent of either, may treat the person or entity in whose name the notes are registered as the owner of those notes for the purpose of receiving payments on such notes (subject to the provisions of the indenture) and for all other purposes whatsoever, whether or not such notes may be overdue, and irrespective of notice to the contrary.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

The Trustee, Securities Registrar, Paying Agent and Calculation Agent

The trustee, securities registrar, paying agent and calculation agent is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. also maintains various banking and trust relationships with us and some of our affiliates. We may vary or terminate the appointment of any paying agent, securities registrar or calculation agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts.

The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes of any series pursuant to the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Book-Entry Issuance—The Depository Trust Company

The notes will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Such global notes will be deposited with the trustee as custodian for DTC.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (the “beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which they purchased the notes. Transfers of ownership interests on the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except under certain circumstances, as described below.

Investors may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the book of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the notes.

Payments of principal and interest on the notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

In a few special situations described below, the book-entry system for the notes will terminate and interests in the global notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.

The special situations for termination of the book-entry system for the notes are:

•	the depositary for any of the notes represented by a registered global note (a) notifies us that it is unwilling or unable to continue as depositary or clearing system for the global notes or (b) ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either event we are unable to find a qualified replacement for such depositary within 90 days;

•	we in our sole discretion determine to allow global notes to be exchangeable for definitive notes in registered form; or

•	there has occurred and is continuing an event of default with respect to the notes and DTC notifies the trustee of its decision to exchange the global notes for definitive notes in registered form.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depositary is obtained, certificates for the notes will be printed and delivered.

The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders who acquire notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” and “passive foreign investment companies”). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any person that for U.S. federal income tax purposes is treated as a partner in a partnership holding notes should consult his, her or its tax advisor regarding the tax consequences of the ownership and disposition of notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of Interest”) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the note for a period of more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 28%) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the pricing agreement for the notes, each dated the date of this prospectus supplement, each underwriter named below, through its representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., Mizuho Securities USA Inc. and Morgan Stanley & Co. LLC, has severally agreed to purchase from us the principal amount of notes listed opposite its name below:

Underwriters	Principal Amount of Notes due 2019	Principal Amount of Notes due 2021	Principal Amount of Notes due 2026	Principal Amount of Notes due 2046	Principal Amount of Floating Rate Notes due 2019	Principal Amount of Floating Rate Notes due 2021
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$	$
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Total	$	$	$	$	$	$

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement and to dealers at prices that represent a concession not in excess of     %,     %,     %,     %,     % and     % of the principal amount of the notes due 2019, the notes due 2021, the notes due 2026, the notes due 2046, the floating rate notes due 2019 and the floating rate notes due 2021, respectively. These dealers may re-allow a concession of not more than     %,     %,     %,     %,     % and     % of the principal amount of the notes due 2019, the notes due 2021, the notes due 2026, the notes due 2046, the floating rate notes due 2019 and the floating rate notes due 2021, respectively, to other dealers. After the initial public offering, the representatives of the underwriters may change the offering prices and other selling terms.

The following table shows the underwriting discounts we will pay to the underwriters in connection with this offering per note and in the aggregate for each series.

Paid by UTC
Per note due 2019		%
Total for notes due 2019	$
Per note due 2021		%
Total for notes due 2021	$
Per note due 2026		%
Total for notes due 2026	$
Per note due 2046		%
Total for notes due 2046	$
Per floating rate note due 2019		%
Total for floating rate notes due 2019	$
Per floating rate note due 2021		%
Total for floating rate notes due 2021	$

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each series of notes is a new issue of securities, for which there is no existing trading market. We do not intend to apply for listing of any of the notes offered hereby on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of the notes or that an active public market for any of the notes will develop. If an active public trading market for any of the notes does not develop, the market price and liquidity of those notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, corporate trust, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, investment banking and financial and other advisory services for us and our affiliates from time to time for which they have received and may continue to receive customary fees and commissions.

In addition, JPMorgan Chase Bank, N.A. serves as administrative agent for our U.S.$2,200,000,000 Revolving Credit Agreement, dated August 5, 2016 (the “Domestic Revolver”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC serve as joint lead arrangers and joint bookrunners, and Bank of America, N.A. and Citibank, N.A., as syndication agents. Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., The Bank of New York Mellon and JPMorgan Chase Bank, N.A. are lenders under the Domestic Revolver. HSBC Bank plc serves as administrative agent for our U.S.$2,150,000,000 Revolving Credit Agreement, dated August 5, 2016 (the “Global Revolver”), BNP Paribas, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. as joint lead arrangers and joint bookrunners, HSBC Securities (USA) Inc., as sole syndication agent, and BNP Paribas and Deutsche Bank Securities Inc., as documentation agents. Mizuho Bank, Ltd., BNP Paribas, Deutsche Bank Luxembourg S.A. and HSBC Bank USA, National Association are lenders under the Global Revolver. BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture. Additionally, certain of the underwriters in this offering and/or their affiliates are dealers of our commercial paper.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or the account of customers. Such investment and securities activities may involve securities and instruments of the issuer or its affiliates. Certain of the underwriters and their respective affiliates hold positions in our 5.375% notes due 2017 and 6.125% notes due 2019, which are expected to be redeemed using the proceeds of this offering. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

To the extent that any underwriters that are not U.S. registered broker dealers intend to effect any sales of the notes in the United States, they will only do so through one or more U.S. registered broker dealer affiliates as permitted by Financial Industry Regulatory Authority guidelines.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no offer of notes to the public may be made in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor any underwriter have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or any underwriter to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of United Technologies Corporation for the three-month periods ended March 31, 2016 and 2015, the three- and six-month periods ended June 30, 2016 and 2015, and the three- and nine-month periods ended September 30, 2016 and 2015, incorporated by reference in this prospectus supplement and accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 29, 2016, July 29, 2016 and October 27, 2016, incorporated by reference herein, each state that they did not audit and they do not express an opinion on the respective unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the related registration statement on Form S-3 (File No. 333-211035). We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. In addition, statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. For further information, we refer you to the registration statement on Form S-3ASR, including its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. See “Where You Can Find More Information” in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2015.

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

•	Current Reports on Form 8-K filed on January 6, 2016, January 14, 2016, February 8, 2016, February 22, 2016, February 23, 2016, April 25, 2016, June 9, 2016 and September 14, 2016.

•	Definitive Proxy Statement filed on March 15, 2016, pursuant to Section 14 of the Exchange Act.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede information in prior filings.

Debt Securities, Junior Subordinated Debt Securities, Debt Warrants, Currency Warrants,

Stock-Index Warrants, Common Stock, Stock Purchase Contracts and Equity Units

This prospectus may be used to offer from time to time debt securities (which may be convertible into shares of common stock and shall not be subordinated) (the “unsubordinated debt securities”), junior subordinated debt securities (which may be convertible into shares of common stock) (together with the unsubordinated debt securities, the “debt securities”), debt warrants, currency warrants, stock-index warrants (collectively, together with the debt warrants and currency warrants, the “warrants”), common stock, stock purchase contracts and equity units issued by United Technologies Corporation. The unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units may be offered together or separately and in one or more series, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

The unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units may be sold directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts or equity units to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UTX.”

Investing in the offered securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated April 29, 2016

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer, in one or more offerings:

•	unsubordinated debt securities;

•	junior subordinated debt securities;

•	debt warrants;

•	currency warrants;

•	stock-index warrants;

•	common stock;

•	stock purchase contracts;

•	equity units; and

•	any combination of the above.

This prospectus provides you with a general description of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units that we may offer. Each time we offer any of these securities, we will describe the specific types, amounts, prices and detailed terms of any of the offered securities in an accompanying prospectus supplement. The specific terms of the offered securities as set forth in any prospectus supplement may vary from the general terms of the securities described in this prospectus. As a result, the summary description of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units contained in this prospectus are subject to, and qualified by reference to, the specific terms of the offered securities contained in any accompanying prospectus supplement. Any accompanying prospectus supplement may also add, update or change other information, including information about us, contained in this prospectus. Therefore, for a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 43 for information on us, including our financial statements.

UNITED TECHNOLOGIES CORPORATION

United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. United Technologies Corporation conducts its business through four principal segments: Otis, UTC Climate, Controls & Security, Pratt & Whitney and UTC Aerospace Systems. Each segment groups similar operating companies, and the management organization of each segment has general operating autonomy over a range of products and services. The principal products and services of each segment are as follows:

•	Otis—elevators, escalators, moving walkways and service.

•

UTC Climate, Controls & Security—heating, ventilating, air conditioning (HVAC) and refrigeration solutions, including controls for residential, commercial, industrial and transportation applications, as well as security and fire safety products and services.

•	Pratt & Whitney—commercial, military, business jet and general aviation aircraft engines and fleet management services and aftermarket maintenance, repair and overhaul services.

•

UTC Aerospace Systems—aerospace products, including electric power generation, power management and distribution systems, air data and flight sensing and management systems, engine control systems, electric systems, intelligence, surveillance and reconnaissance systems, engine components, environmental control systems, fire and ice detection and protection systems, propeller systems, aircraft aerostructures, interior and exterior aircraft lighting, aircraft seating and cargo systems, actuation systems, landing systems, space products and subsystems, and aftermarket services.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us” or “our” means United Technologies Corporation. UTC’s principal executive offices are located at United Technologies Building, 10 Farm Springs Road, Farmington, Connecticut 06032, telephone (860) 728-7000.

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016 on file with the SEC and incorporated by reference into this prospectus, and in the other documents that are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our competitive position, results of operations, cash flows and financial condition.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, information incorporated by reference into each of them, and any related free writing prospectus contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases and other measures of financial performance or potential future plans, strategies or transactions. For those statements, UTC claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward-looking statements include the risks identified under the heading “Risk Factors” contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. Additional important risks, uncertainties and other factors that may cause such differences are described in UTC’s Form 10-K and 10-Q Reports under the headings “Notes to Contingent Liabilities,” “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Legal Proceedings” and “Cautionary Note Concerning Factors That May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K filed with the SEC from time to time. Many factors are beyond our ability to control or predict. Accordingly, you should not place undue reliance on such forward-looking statements. The forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, or in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

Except as otherwise provided in an accompanying prospectus supplement, the net proceeds from the sale of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units described in this prospectus will be added to our general funds and will be used for our general corporate purposes and those of our consolidated subsidiaries, which may include financing possible acquisitions and repurchases of our stock.

From time to time, we may engage in additional public or private financings of a character and amount that we may deem appropriate.

RATIO OF EARNINGS TO FIXED CHARGES

Three Months Ended March 31, 2016	Year Ended December 31,
	2015	2014	2013	2012	2011
7.08x	6.86x	7.86x	7.39x	6.84x	8.81x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for UTC and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of UTC and its consolidated subsidiaries and interest capitalized, plus one-third of rents, the proportion deemed a reasonable approximation of the interest factor. Please refer to the “Statement Re: Computation of Ratio of Earnings to Fixed Charges” filed as Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, each on file with the SEC.

DESCRIPTION OF DEBT SECURITIES

Each series of debt securities will constitute direct unsecured obligations of UTC. The debt securities will be either unsubordinated debt securities that rank equally with all other unsecured and unsubordinated indebtedness of UTC, or they will be junior subordinated debt securities that will rank junior to all of UTC’s senior indebtedness, as defined below, including any unsubordinated debt securities that may be outstanding from time to time.

The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

The Indentures

As required by federal law for all notes and debentures of companies that are publicly offered, the debt securities offered pursuant to this prospectus are governed by a document called an “indenture.” Our unsubordinated debt securities have been or will be issued under an indenture, dated as of May 1, 2001, as amended and restated, between UTC and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York, which acts as trustee, as it may be supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto from time to time. Our junior subordinated debt securities have been or will be issued under a junior subordinated indenture, dated June 18, 2012, between UTC and The Bank of New York Mellon Trust Company, N.A. for the junior subordinated notes, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto from time to time. The unsubordinated indenture and the junior subordinated indenture are exhibits to the registration statement of which this prospectus forms a part. The unsubordinated indenture and the junior subordinated indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures”. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

The following description of the indentures and summaries of some provisions of the indentures do not describe every aspect of the debt securities and are subject, and are qualified in their entirety by reference, to all the provisions of the indentures including definitions of terms used in the indentures. For example, in this section we use some terms that have been given special meaning in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement. If we make no distinction in the following summaries between the unsubordinated debt securities and the junior subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture.

Terms of the Debt Securities To Be Described in the Prospectus Supplement

With respect to either indenture, the particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indentures which may be applicable in the case of that issue of debt securities, will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the title of that issue of debt securities;

•	whether the debt securities will be unsubordinated debt securities or junior subordinated debt securities;

•

any limit upon the aggregate principal amount of that issue of debt securities and whether we may, without the consent of the holders of that issue of debt securities, issue additional debt securities of the same series;

•	the percentage of the principal amount for which that issue of debt securities will be issued;

•	the date or dates on which the principal of that issue of debt securities will be payable, or the method by which this date or these dates will be determined or extended;

•	the rate or rates (which may be fixed or variable), at which that issue of debt securities will bear interest, if any, or the method by which this rate or these rates will be determined;

•

the date or dates from which any interest will accrue, or the method by which this date or these dates will be determined, or, in the case of the junior subordinated indenture, extended, the dates on which payment of any interest will be payable on any registered security and the regular record dates for these interest payment dates and the basis on which any interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

•

the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands to or upon UTC in respect of debt securities may be served and any registered securities may be surrendered for registration of transfer;

•

the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities may be redeemed in whole or in part, at the option of UTC;

•

the obligation, if any, of UTC to redeem, repay or purchase that issue of debt securities pursuant to any sinking fund or analogous provision, any mandatory redemption provision or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $1,000 and integral multiples thereof;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of any series which shall be payable upon declaration of acceleration of the maturity;

•

if other than U.S. dollars, the currency, currencies or currency unit or composite currency in which that issue of debt securities will be denominated and/or in which the principal, premium, if any, or interest on that issue of debt securities will be payable;

•	whether the debt securities will be convertible into UTC common stock, and, if so, the terms and conditions of conversion;

•

whether the amount of payments of principal, premium, if any, or interest on that issue of debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices) and the manner in which these amounts will be determined;

•

whether UTC or a holder may elect payment of the principal, premium, if any, or interest, if any, on that issue of debt securities in a currency, currencies, currency unit or units or composite currency other than that in which the debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, this election may be made, and the time and manner of determining the exchange rate between the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are denominated or stated to be payable and the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are to be so payable;

•

any deletions from, modifications of or additions to the events of default or covenants of UTC with respect to that issue of debt securities, whether or not these events of default or covenants are consistent with the events of default or covenants contained in the applicable indenture as originally executed;

•

whether the provisions of Article Fourteen of the indenture described under “—Defeasance and Covenant Defeasance” apply to that issue of debt securities and any change to those provisions that apply to that issue of debt securities;

•	provisions, if any, granting special rights to the holders of that issue of debt securities if any specified events occur;

•	the designation of any security registrars, paying agents, depositaries or exchange rate agents for that issue of debt securities;

•

whether that issue of debt securities is to be issuable as registered securities, bearer securities or both, whether any debt securities of that issue are to be issuable initially in temporary global form and whether any debt securities of that issue are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any permanent global debt security may exchange these interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any exchanges of this kind may occur, and whether registered securities may be exchanged for bearer securities (if permitted by applicable laws and regulations) and the circumstances under which and the place or places where exchanges of this kind, if permitted, may be made;

•

the person to whom any interest on any registered security will be payable, if other than the person in whose name that debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for the interest, the manner in which, or the person to whom, any interest on any bearer security will be payable, if otherwise than in exchange for the coupons appertaining to the bearer security as they individually mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

•	if the debt securities of that issue are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•

whether and under what circumstances UTC will pay additional amounts as contemplated by Section 1010 of the indenture on that issue of debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge, including any modification to the definition of “United States person” as contained in the indenture as originally executed, and, if so, whether and on what terms UTC will have the option to redeem the debt securities rather than pay additional amounts;

•	the manner in which principal, premium, if any, and interest, if any, will be payable;

•

if the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or forms of such certificates, documents or conditions;

•	the manner in which debt securities of that issue will be transferable; and

•	any other terms, conditions, rights and preferences, or limitations on rights and preferences, of that issue of debt securities consistent with the provisions of the applicable indenture.

If any series of debt securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and such currencies, currency units or composite currencies will be set forth in the applicable prospectus supplement.

The terms, if any, on which debt securities of any series may be convertible into shares of UTC common stock, including conditions upon which conversion or options to convert are contingent, will be described in the applicable prospectus supplement. Those terms will include provisions as to whether conversion is mandatory, at the option of the holder or at the option of UTC. The terms may also include provisions under which the number of shares of UTC common stock to be received by holders upon conversion may be adjusted.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

With respect to the junior subordinated indenture, the prospectus supplement may also include, for a particular series of debt securities, our right, if any, and/or obligation, if any, at any time and/or from time to time, during the term of the junior subordinated debt securities of any series, to defer payments of interest on the junior subordinated debt securities of such series and the terms and conditions of such right and/or obligation, if applicable.

Indenture Provisions Relating to the Possible Issuance of One or More Series of Debt Securities

The debt securities will be our direct unsecured general obligations. The indentures allow us to issue either unsubordinated or junior subordinated debt securities from time to time under the applicable indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms (Section 301 of each indenture). Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more different series of debt securities. See “—Trustee” for a discussion of the trustee’s responsibilities if there is more than one trustee under an indenture. If there is more than one trustee under either indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the one or more series of debt securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those debt securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

With respect to either indenture, debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount from their principal amount. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described under a separate heading in the prospectus supplement relating to any original issue discount securities.

Each indenture provides that in determining whether the holders of the requisite principal amount of debt securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or whether a quorum is present at a meeting of holders of debt securities:

•

the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal of that security that would be (or shall have been declared to be) due and payable as of the date of that determination upon acceleration of the maturity of the security;

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units will be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of that debt security, of the principal amount or, in the case of an original issue discount security, the U.S. dollar equivalent, on the date of original issuance of the original issue discount security, of the amount determined as provided in the immediately preceding bullet point;

•

the principal amount that will be deemed outstanding of a debt security issued as an indexed security whose terms provide that its principal amount payable at stated maturity may be more or less than principal face amount at original issuance will be deemed to be its principal face amount at original issuance; and

•

debt securities owned by UTC or any affiliate of UTC will be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities that the trustee knows to be so owned will be disregarded (Section 101 of each indenture).

Denominations, Registration and Transfer

Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The indentures also provide that debt securities of a series may be issuable in global form. Unless otherwise indicated in any applicable prospectus supplement, bearer securities will have interest coupons attached (Sections 201, 203 of each indenture).

Unless otherwise provided in the applicable prospectus supplement:

•	registered securities denominated in U.S. dollars, other than registered securities issued in global form, will be issued in denominations of $1,000 and any integral multiple thereof;

•	registered securities issued in global form may be issued in any denomination;

•	bearer securities denominated in U.S. dollars, other than bearer securities issued in global form, will be issued in denominations of $5,000; and

•	bearer securities issued in global form may be issued in any denomination (Section 302 of each indenture).

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If provided in any applicable prospectus supplement, bearer securities, with all unmatured coupons, except as provided in the following sentence, and all matured coupons in default, of a particular series may be converted into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in a permitted exchange for registered securities during the period (1) on and from a regular record date and before the opening of business at the appropriate office or agency on the relevant interest payment date or (2) on and from a special record date and before the opening of business at the appropriate office or agency on the related proposed date for payment of defaulted interest, will be surrendered without the coupon relating to that interest payment date or proposed date for payment of interest. Interest to be paid on that interest payment date or proposed date of payment will not be payable in respect of the registered security issued in exchange for the bearer security. Instead, the interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Unless otherwise specified in any applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities (Section 305 of each indenture).

Debt securities may be presented for exchange or conversion as provided above, and registered securities may be presented for registration of transfer, at the corporate trust office of the trustee or at the office of any transfer agent designated by UTC for this purpose with respect to any series of debt securities and referred to in any applicable prospectus supplement. Registered securities presented for registration of transfer must be presented with a duly executed form of transfer.

Each registered security will specify the proper form of transfer. No service charge will be made for any transfer or exchange of the debt securities, but UTC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange (Section 305 of each indenture). Any transfer, conversion or exchange will be effected if the trustee or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents initially designated by UTC with respect to any series of debt securities in addition to the trustee, UTC may at any time rescind the designation of any of these transfer agents or approve a change in the location through which any of these transfer agents acts, except that:

•	if debt securities of a series are issuable solely as registered securities, UTC will be required to maintain a transfer agent in each place of payment for that series; and

•

if debt securities of a series may be issuable as both registered securities and as bearer securities, UTC will be required to maintain a transfer agent in a place of payment for that series located outside the United States, in addition to the trustee.

UTC may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002 of each indenture).

With respect to debt securities of any series, UTC will not be required to:

•

issue, register the transfer of, exchange or convert debt securities of any series during a period beginning at the opening of business 15 days before any debt securities of that series are selected to be redeemed and ending at the close of business on:

(a)	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption;

(b)	if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption; or

(c)	if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•

exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305 of each indenture).

Payment, Paying Agents and Exchange Rate Agents

Unless otherwise provided in any applicable prospectus supplement, principal, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of one or more paying agents outside the United States as UTC may designate from time to time (Section 1002 of each indenture). At the option of the holder, payment of interest on bearer securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States (Section 307 of each indenture). Unless otherwise provided in any applicable prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of the individual coupons for the interest installments as the coupons mature (Section 1001 of each indenture). Unless otherwise provided in any applicable prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of UTC in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal, premium, if any, and interest, if any, on bearer securities payable in dollars will be made at the office of UTC’s paying agent in The City of New York if, but only if, payment of the full amount of principal, premium, if any, and interest, if any, in dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, principal, premium, if any, and interest, if any, on registered securities will be payable at any office or agency to be maintained by UTC in The City of New York, except that at the option of UTC interest may be paid:

•	by check mailed to the address of the person entitled to the interest as that address appears in the security register; or

•	by wire transfer to an account maintained by the person entitled to the interest as specified in the security register (Sections 307 and 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, payment of any installments of interest on any registered security will be made to the person in whose name the registered security is registered at the close of business on the regular record date for interest (Section 307 of each indenture).

Any paying agent in the United States and any paying agent outside the United States initially designated by UTC for the debt securities will be named in any applicable prospectus supplement. UTC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However:

•	if debt securities of a series are issuable only as registered securities, UTC will be required to maintain a paying agent in each place of payment for that series;

•	if debt securities of a series are also issuable as bearer securities, UTC will be required to maintain:

(a)	a paying agent in The City of New York for payments with respect to any registered securities of that series and for payments with respect to bearer securities of that series in the limited circumstances described above, but not otherwise; and

(b)	a paying agent in a place of payment located outside the United States where debt securities of that series and any coupons appertaining to the securities may be presented and surrendered for payment; and

•

if the debt securities of a series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and that stock exchange so requires, UTC will maintain a paying agent in Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of that series (Section 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, UTC will maintain with respect to any series of debt securities denominated or payable in one or more foreign currencies, currency units or composite currencies one or more exchange rate agents to make the foreign exchange determinations as are or may be specified in this prospectus and the applicable prospectus supplement (Sections 313 and 1002 of each indenture).

All moneys paid by UTC to the trustee or a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after the principal, premium or interest becomes due and payable will be repaid to UTC, and the holder of the debt security or any related coupon will thereafter look only to UTC for payment of these amounts (Section 1003 of each indenture).

The Indentures Do Not Limit UTC’s Indebtedness, Prevent Dividends or

Generally Prevent Highly Leveraged Transactions

The indentures do not

•	limit the amount of unsecured indebtedness which UTC or any subsidiary may incur; or

•	limit the payment of dividends by UTC or its acquisition of any of its equity securities.

When we say “subsidiary,” we mean any corporation of which at the time of determination UTC, directly and/or indirectly through one or more subsidiaries, owns more than 50% of the shares of voting stock (Section 101).

Except as may be included in a supplemental indenture to the applicable indenture covering a specific series of offered debt securities and described in the applicable prospectus supplement and except for the covenants described below under “—Liens,” “—Sales and Leasebacks” and “—Restriction on Merger and Sales of Assets,” there are no covenants or any other provisions which may afford holders of debt securities protection in the event of a highly leveraged transaction which may or may not result in a change of control of UTC.

Restriction on Merger and Sales of Assets

Under each indenture, UTC may not consolidate with or merge into any other corporation, or convey, lease or transfer its properties and assets substantially as an entirety to any person, unless all three of the following conditions are satisfied:

•

immediately after the transaction, no event of default (or event which with notice or lapse of time, or both, would be an event of default) with respect to the debt securities will have happened and be continuing;

•

the corporation formed by the consolidation or into which UTC is merged or the person which will have received the transfer or lease of UTC’s properties and assets will assume UTC’s obligation for the due and punctual payment of the principal, premium, if any, and interest (including all additional amounts, if any, payable as contemplated by Section 1010 of the applicable indenture) on the debt securities and the performance and observance of every covenant to be performed by UTC under the applicable indenture, and will be organized under the laws of the United States of America, one of the States thereof or the District of Columbia; and

•	UTC has delivered to the trustee an officer’s certificate and opinion of counsel, each stating that the transaction complies with these conditions (Section 801).

In addition, with respect to the unsubordinated debt securities, if any principal property of UTC or of any wholly-owned domestic manufacturing subsidiary, or any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary, would become subject to any lien, the unsubordinated debt securities outstanding will be secured, as to that principal property, equally and ratably with or prior to, the debt which upon the transaction would become secured by the lien unless UTC or the wholly-owned domestic manufacturing subsidiary could create the lien under the indenture without equally and ratably securing the unsubordinated debt securities. For the purpose of providing the equal and ratable security referred to in the preceding sentence, the outstanding principal amount of original issue discount securities and indexed securities will mean that amount which would at the time of providing the security be due and payable pursuant to Section 502 of the unsubordinated indenture and the terms of the original issue discount securities and indexed securities upon their acceleration, and the extent of the equal and ratable security will be adjusted, to the extent permitted by law, as and when this amount changes over time pursuant to the terms of such original issue discount securities and indexed securities (Sections 502 and 803 of the unsubordinated debt indenture). See “—Events of Default” for further information about acceleration of original issue discount securities and indexed securities.

In the event of any transaction other than a lease described in and complying with the four conditions listed in the immediately preceding paragraph, UTC would be discharged from all obligations and covenants under the indentures and the debt securities, and could be dissolved and liquidated (Section 802).

Defeasance and Covenant Defeasance

Each of the indentures provide that, if the provisions of Article Fourteen are made applicable without modification to the debt securities of or within any series and any related coupons pursuant to Section 301 of the applicable indenture, UTC may elect either “defeasance” or “covenant defeasance” as described below:

•

“defeasance” means that UTC may elect to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, except for the obligation to pay additional amounts, if any, upon the occurrence of specified events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of the debt securities and any related coupons and to hold moneys for payment in trust;

•

“covenant defeasance” means that UTC may elect to be released from its obligations with respect to the debt securities and any related coupons that are described under “—Liens” and “—Sales and Leasebacks,” or, if provided pursuant to Section 301 of the applicable indenture, its obligations with respect to any other covenant, and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities and any related coupons.

To elect either defeasance or covenant defeasance under either indenture, UTC must irrevocably deposit with the trustee or another qualifying trustee, in trust, an amount in such currency, currencies or currency units in which the applicable debt securities are payable, or government obligations (as defined below), which through the payment of principal and interest in accordance with the terms of the government obligations will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the outstanding debt securities and any related coupons, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates for them.

This amount must be deposited in the currency, currencies or currency unit in which the debt securities and any related coupons are then specified as payable at stated maturity, and/or government obligations applicable to the debt securities and any related coupons. This applicability will be determined on the basis of the currency or currency unit in which the debt securities are then specified as payable at stated maturity. If so specified in any applicable prospectus supplement, a trust of this kind may only be established if, among other things, UTC has delivered to the applicable trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after April 1, 1990 pursuant to the unsubordinated debt indenture, and since June 18, 2012 pursuant to the junior subordinated indenture, respectively.

Unless otherwise specified in any applicable prospectus supplement, “government obligations” means securities which are:

•	direct obligations of the government which issued the currency in which the debt securities are payable; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government which issued the currency in which the debt securities of the applicable series are payable, the payment of which is unconditionally guaranteed by that government, which, in either case, are full faith and credit obligations of that government payable in that currency and are not callable or redeemable at the option of the issuer of the obligations and will also include specified depository receipts issued by a bank or trust company as custodian with respect to any government obligation of this kind (Section 101 and Article Fourteen).

Unless otherwise provided in any applicable prospectus supplement, if, after UTC has deposited funds and/or government obligations to effect defeasance with respect to any debt securities:

•

the holder of a debt security is entitled to, and does, elect pursuant to the terms of the debt security to receive payment in a currency or currency unit other than that in which the deposit has been made in respect of the debt security; or

•	the currency or currency unit in which the deposit has been made in respect of the debt security ceases to be used by its government of issuance;

then the indebtedness represented by the debt security and any related coupons will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest, if any, on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency or currency unit in which the debt security becomes payable as a result of the holder’s election or the government’s cessation of usage based on the applicable market exchange rate (as defined in the prospectus supplement relating to the debt security) for that currency or currency unit in effect on the second business day prior to each payment date, except that with respect to a cessation of usage of the currency or currency unit by its government of issuance which results in current exchange rates no longer being available, the conversion will be based on the applicable market exchange rate for the currency or currency unit (as nearly as possible) in effect at the time of cessation (Section 1405). Unless otherwise provided in any applicable prospectus supplement, all payments of principal, premium, if any, and interest, if any, on any debt security that is payable in a foreign currency or currency unit that ceases to be used by its government of issuance will be made in U.S. dollars (Section 312).

If UTC effects covenant defeasance with respect to any debt securities and any related coupons and the debt securities and any related coupons are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet point under “—Events of Default” with respect to Sections 1008 and 1009 of the unsubordinated indenture (which sections would no longer be applicable to the debt securities or any related coupons) or described in the third or fifth bullet point under “—Events of Default” with respect to any other covenant with respect to which there has been defeasance, the amount of cash and the amounts of principal and interest payable on the government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities and any related coupons at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities and any related coupons at the time of the acceleration resulting from the event of default. However, UTC would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.

Modification and Waiver

Under each indenture, modifications and amendments may be made by UTC and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities which are affected by the modification or amendment. However, the consent of the holder of each debt security affected by the modification or amendment is required for any modification or amendment that would, among other things:

•

change the stated maturity of principal of, or any installment of interest or premium, if any, on, or change the obligation of UTC to pay any additional amounts as contemplated by Section 1010 of the indenture on, any security;

•

reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, any security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the original issue discount security or would be provable in bankruptcy;

•	change the place of payment where, or the coin, currency, currencies, currency unit or composite currency in which payment of principal, premium, if any, or interest on any security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the above stated percentage of holders of debt securities necessary to modify or amend the applicable indenture or to consent to any waiver under the applicable indenture; or

•	modify the foregoing requirements or the provisions of the indenture related to waiver of certain covenants or waiver of past defaults (Section 902).

Each indenture permits the holders of at least a majority in aggregate principal amount of outstanding debt securities to waive compliance by UTC with some of the restrictions described under “—Restriction on Merger and Sales of Assets” and compliance with specified other covenants of UTC contained in the applicable indenture (Section 1011), including, in the case of the unsubordinated indenture, the restrictions described in this prospectus under “—Liens” and “—Sales and Leasebacks.”

Each indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by UTC or the holders of at least 10% in principal amount of the debt securities of that series outstanding. If a meeting is called, notice must be given as provided in the applicable indenture (Section 1502). Except for any consent which must be given by the holder of each debt security affected by a modification or amendment of the applicable indenture, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series; provided, however, that any resolution with respect to any consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of that specified percentage in principal amount of the debt securities of that series; and provided, further, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series, the persons holding or representing that specified percentage in principal amount of the debt securities of the series will constitute a quorum (Section 1504).

Events of Default

Each indenture defines an “event of default” with respect to any series of debt securities as being any one of the following events:

•	default in the payment of any interest upon any debt security of the series and any related coupon when due, continued for 30 days;

•	default in the payment of the principal of, or premium, if any, on a debt security of the series at its maturity;

•

default in the performance of any other covenant of UTC in the applicable indenture, continued for 60 days after written notice as provided in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of series of debt securities other than the series in question or a covenant default the performance of which would be covered by the fifth bullet point below;

•	certain specified events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of the series.

No event of default provided with respect to a particular series of debt securities, except as to events described in the third and fourth bullet points above, necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).

If an event of default described in the first, second or fifth bullet point above with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately, or, if the debt securities of that series are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. If an event of default described in the third or fourth bullet point above occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of all the debt securities then outstanding may declare the principal amount of all of the outstanding debt securities to be due and payable immediately, or, if any indenture securities are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to outstanding debt securities of a series (or of all outstanding debt securities, as the case may be) has been made, but before a judgment or decree for payment of the money has been obtained by the trustee as provided in the applicable indenture, the holders of a majority in principal amount of outstanding debt securities of that series or of all outstanding debt securities, as the case may be, may, subject to specified conditions, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal or specified portion of accelerated principal, with respect to outstanding debt securities of the series or of all outstanding debt securities, as the case may be, have been cured or waived as provided in the applicable indenture (Section 502). Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, may, subject to specified limitations, waive any past default and its consequences (Section 513). The prospectus supplement relating to any series of debt securities which are original issue discount securities or indexed securities will describe the particular provisions relating to acceleration of a portion of the principal amount of the original issue discount securities or indexed securities upon the occurrence and continuation of an event of default.

In case an event of default with respect to the debt securities of a series has occurred and is continuing, the trustee will be obligated to exercise those rights and powers vested in it by the applicable indenture with respect to the series that a prudent person would exercise and to use the same degree of care and skill in their exercise as a prudent person would use under the circumstances in the conduct of his or her own affairs (Section 601).

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the applicable indenture at the request, order or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity (Section 603). Subject to these provisions for the indemnification of the trustee and specified limitations contained in the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee (Section 512).

UTC will be required to furnish to the applicable trustee annually a statement as to the fulfillment by UTC of all of its obligations under the applicable indenture (Section 1004).

Governing Law

Each indenture and the applicable debt securities will be governed and construed in accordance with the law of the State of New York.

Trustee

Under each indenture, the trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to the series (Section 610). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee (Section 611), and any action described in this prospectus to be taken by the “trustee” may then be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Listing

Unless otherwise provided in any applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Provisions Applicable Solely to Unsubordinated Debt Securities

Liens

Under the unsubordinated indenture, so long as any unsubordinated debt securities are outstanding:

•

UTC will not itself, and will not permit any wholly-owned domestic manufacturing subsidiary to, create, incur, issue or assume any debt secured by any lien on any principal property owned by UTC or any wholly-owned domestic manufacturing subsidiary; and

•

UTC will not itself, and will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary.

When we say “wholly-owned domestic manufacturing subsidiary” we mean any subsidiary of which, at the time of determination, UTC directly and/or indirectly owns all of the outstanding capital stock (other than directors’ qualifying shares) and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary:

•	which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States; or

•

which is engaged primarily in the finance business including, without limitation, financing the operations of, or the purchase of products which are products of or incorporate products of, UTC and/or its subsidiaries; or

•	which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing (Section 101).

When we say “debt,” we mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Section 1008).

When we say “liens,” we mean pledges, mortgages, liens, encumbrances and other security interests (Section 1008).

When we say “principal property,” we mean any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures constituting a part of the manufacturing plant or warehouse, owned by UTC or any wholly-owned domestic manufacturing subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of consolidated net tangible assets, other than any manufacturing plant or warehouse or any portion of the manufacturing plant or warehouse or any fixture:

•	which is financed by industrial development bonds; or

•	which, in the opinion of the board of directors of UTC, is not of material importance to the total business conducted by UTC and its subsidiaries, taken as a whole (Section 101).

However, any of the actions described in the first two bullet points under “—Liens” above may be taken if

•	the unsubordinated debt securities are equally and ratably secured; or

•

the aggregate principal amount of the secured debt then outstanding plus the attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when UTC first issues securities pursuant to the unsubordinated indenture, other than transactions that are permitted as described in the second bullet point under “—Sales and Leasebacks,” would not exceed 10% of consolidated net tangible assets.

When we say “attributable debt,” we mean, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount of attributable debt is to be determined, the total net amount of rent required to be paid by the person under the lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee and excluding amounts on account of maintenance and repairs, services, taxes and similar charges, and contingent rents), discounted from the respective due dates of the payments under the lease to the date of determination at the rate of 15% per annum, compounded monthly (Section 101).

When we say “consolidated net tangible assets,” we mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting:

•

all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of UTC and its subsidiaries and computed in accordance with accounting principles generally accepted in the United States of America (Section 101).

This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

•	liens existing as of the date when UTC first issued securities pursuant to the applicable indenture;

•

liens existing on any property of or shares of stock or debt of any corporation at the time it became or becomes a wholly-owned domestic manufacturing subsidiary, or arising after that time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a wholly-owned domestic manufacturing subsidiary and (b) pursuant to contractual commitments entered into before the corporation became a wholly-owned domestic manufacturing subsidiary;

•	liens on property (including shares of stock or debt of a wholly-owned domestic manufacturing subsidiary) existing at the time of acquisition and certain purchase money or similar liens;

•	liens to secure specified exploration, drilling, development, operation, construction, alteration, repair or improvement costs;

•	liens securing debt owing by a subsidiary to UTC or to a wholly- owned domestic manufacturing subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts;

•

materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business and which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens arising from any judgment, decree or order of any court or in connection with legal proceedings or actions at law or in equity; and

•	certain extensions, substitutions, replacements or renewals of the foregoing.

In addition, production payments and other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve liens securing debt (Section 1008).

Sales and Leasebacks

So long as any unsubordinated debt securities are outstanding under the unsubordinated indenture, UTC will not, and will not permit any wholly-owned domestic manufacturing subsidiary to, enter into any sale and leaseback transaction after the date when UTC first issued securities pursuant to the unsubordinated indenture, covering any principal property, which was or is owned or leased by UTC or a wholly-owned domestic manufacturing subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

•

attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when UTC first issued securities pursuant to the unsubordinated indenture (other than sale and leaseback transactions that are permitted as described in the next bullet point), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the unsubordinated debt securities, would not exceed 10% of the consolidated net tangible assets;

•

an amount equal to the greater of the net proceeds of the sale or transfer or the fair market value of the principal property sold or transferred (as determined by UTC) is applied within 120 days to the voluntary retirement of the unsubordinated debt securities or other indebtedness of UTC (other than indebtedness subordinated to the unsubordinated debt securities) or indebtedness of a wholly-owned domestic manufacturing subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a temporary period not exceeding three years; or

•	the lease is with UTC or another wholly-owned domestic manufacturing subsidiary (Section 1009).

Provisions Applicable Solely to Junior Subordinated Debt Securities

General

Our junior subordinated debt securities have been or will be issued under the junior subordinated indenture. Holders of junior subordinated debt securities should recognize that contractual provisions in the junior subordinated indenture may prohibit us from making payments on these securities, as further described below. The junior subordinated debt securities rank on an equal basis with certain of our other junior subordinated debt that may be outstanding from time to time and rank junior to all of our senior indebtedness, as defined below, including any unsubordinated debt securities that may be outstanding from time to time.

If we issue junior subordinated debt securities, the aggregate principal amount of senior indebtedness, as defined below, outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the unsubordinated nor the junior subordinated indenture restricts the amount of unsubordinated indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the junior subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness, as defined below.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal, premium, interest, penalties, fees and any other payment in respect of any of the following, whether presently existing or from time to time thereafter incurred, created, assumed or existing:

•

all indebtedness of UTC for borrowed money (other than indebtedness issued pursuant to the junior subordinated indenture), including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	all obligations of UTC under synthetic leases, financing leases and capitalized leases;

•	all of UTC’s reimbursement obligations under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the account of UTC;

•

any obligations of UTC with respect to derivative contracts, including but not limited to commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates;

•	all obligations of the types referred to in the preceding bullet points of others, the payment of which UTC has assumed, guaranteed or otherwise becomes liable for, under any agreement;

•

all obligations of the types referred to in the preceding bullet points (other than the immediately preceding bullet point) of others which is secured by any lien on any property or assets of UTC (whether or not that obligation has been assumed by UTC); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness (Section 101 of the junior subordinated indenture).

The junior subordinated debt securities rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) trade obligations incurred in the ordinary course of business and (2) any indebtedness or obligation which by its terms expressly provides that such indebtedness or obligation is not superior in right of payment to or is made equal in rank and payment with the junior subordinated debt securities of any series (Section 101 of the junior subordinated indenture).

The junior subordinated indenture provides that, unless all amounts due to the holders of senior indebtedness have been paid in full, or provision has been made to make these payments in full, the holders of the junior subordinated indebtedness shall not be entitled to payment or other distributions in the following circumstances (subject to certain exceptions set forth in the junior subordinated indenture):

•

any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of UTC or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of UTC, whether or not involving insolvency or bankruptcy;

•

a default in the payment of principal, interest or other monetary amounts with respect to any senior indebtedness, beyond the period of grace, if any, in respect thereof, and such default shall not have been cured or waived or shall not have ceased to exist; or

•

the maturity of any senior indebtedness shall have been accelerated because of an event of default (other than a default described in the immediately preceding bullet point) in respect of any senior indebtedness (Section 1702 of the junior subordinated indenture).

A consolidation of UTC with, or the merger of UTC into, another corporation or the liquidation or dissolution of UTC following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation on the terms and conditions provided in the junior subordinated indenture and above under “—Restriction on Merger and Sale of Assets” will not be deemed a liquidation, dissolution, reorganization or winding-up for the purposes of these subordination provisions if such other corporation, as part of such consolidation, conveyance, merger or transfer, complies with the conditions set forth in the junior subordinated indenture (Section 1702 of the junior subordinated indenture).

For purposes of the subordination provisions contained in the junior subordinated indenture, the words “cash, property or securities” will not be deemed to include shares of stock of UTC as reorganized or readjusted, or securities of UTC or any other corporation provided for by a plan of reorganization or readjustment which are subordinate in right of payment to all senior indebtedness of UTC which may at the time be outstanding to the same extent as, or to a greater extent than, the junior subordinated securities are so subordinated as provided in the junior subordinated indenture (Section 1702 of the junior subordinated indenture).

Notwithstanding the foregoing subordination provisions, we may make payments or distributions on the junior subordinated debt securities of any series so long as:

•

the payments or distributions consist of shares of stock of UTC as reorganized or readjusted or securities issued by UTC or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to all senior indebtedness that may be outstanding at the time to the same extent as, or to a greater extent than, provided in the subordination provisions of such junior subordinated debt securities.

If the holders of junior subordinated debt securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of junior subordinated debt securities will have to repay that amount to the holders of the senior indebtedness or to their representative or to the trustee under any indenture for any such senior indebtedness (Section 1702 of the junior subordinated indenture).

Subrogation

After the payment in full of all senior indebtedness or the provision for such payment in accordance with the terms of the senior indebtedness, the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the junior subordinated debt securities are paid in full. These provisions of the junior subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the junior subordinated debt securities and the holders of the senior indebtedness. Nothing contained in the junior subordinated indenture is intended to impair our absolute obligation to pay the principal of and interest on the junior subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the junior subordinated debt securities and our creditors other than the holders of senior indebtedness. These subrogation provisions of the junior subordinated indenture will not prevent the holder of any junior subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above (Sections 1704 and 1705 of the junior subordinated indenture).

DESCRIPTION OF DEBT WARRANTS

UTC may issue warrants for the purchase of debt securities. Debt warrants may be issued separately or together with debt securities, currency warrants (which are described under “Description of Currency Warrants”) or stock-index warrants (which are described under “Description of Stock-Index Warrants”).

We will issue any series of debt warrants under a separate debt warrant agreement to be entered into between UTC and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to that series. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of debt warrant agreement.

The following description of the debt warrant agreements and the debt warrant certificates and summaries of some provisions of the debt warrant agreements and the debt warrant certificates do not describe every aspect of the debt warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable debt warrant agreements and the debt warrant certificates, including definitions of terms used in the debt warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the debt warrant agreements. We also include references in parentheses to some sections of the debt warrant agreements. Whenever we refer to particular sections or defined terms of the debt warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Debt Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency or currency unit in which the price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement (Section 3.01). Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture (Section 4.01).

Exercise of Debt Warrants

Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement (Sections 2.01 and 2.03). Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by UTC, unexercised debt warrants will become void (Section 2.02).

Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, UTC will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants (Section 2.03).

If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect owners of debt warrants.

Modifications

The debt warrant agreement may be amended by UTC and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that UTC may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect (Section 6.03). UTC and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, any modification or amendment that increases the exercise price, shortens the period of time during which the debt warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the debt warrants or reduces the number of debt warrants the consent of whose owners is required for modification or amendment of the debt warrant agreement or the terms of the debt warrants may be made only with the consent of the owners affected by the modification or amendment.

Merger, Consolidation, Sale or Other Dispositions

Under the debt warrant agreement, UTC may, to the extent permitted in the applicable indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as UTC. UTC will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants (Sections 6.01 and 6.02).

Enforceability of Rights; Governing Law

The debt warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants (Section 5.02). The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against UTC suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates (Section 4.02). Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.07).

DESCRIPTION OF CURRENCY WARRANTS

UTC may issue warrants to receive from UTC the cash value in U.S. dollars of the right to purchase or to sell the foreign currencies or units of two or more foreign currencies that will be designated by UTC at the time of offering. Currency warrants may be issued:

•

in the form of currency put warrants, entitling their owners to receive from UTC the currency warrant cash settlement value (as defined under “Terms of the Currency Warrants to Be Described in the Prospectus Supplement” below) in U.S. dollars of the right to sell a specified foreign base currency or currency unit or units for a specified amount of U.S. dollars;

•

in the form of currency call warrants, entitling their owners to receive from UTC the currency warrant cash settlement value in U.S. dollars of the right to purchase a specified amount of a base currency for a specified amount of U.S. dollars; or

•	in any other form that is specified in the applicable prospectus supplement.

Currency warrants may be issued separately or together with debt securities, debt warrants or stock-index warrants.

A currency warrant will be settled only in U.S. dollars and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of any other currency or currency unit.

We will issue any series of currency warrants under a separate currency warrant agreement to be entered into between UTC and one or more banks or trust companies, as currency warrant agents, all as will be described in the prospectus supplement relating to that series. A form of currency warrant agreement, including a form of currency warrant certificate representing the currency warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of currency warrant agreement.

The following description of the currency warrant agreements and the currency warrant certificates and summaries of some provisions of the currency warrant agreements and the currency warrant certificates do not describe every aspect of the currency warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable currency warrant agreements and the currency warrant certificates, including definitions of terms used in the currency warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the currency warrant agreements. We also include references in parentheses to some sections of the currency warrant agreements. Whenever we refer to particular sections or defined terms of the currency warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Currency Warrants to Be Described in the Prospectus Supplement

The particular terms of each issue of currency warrants, the currency warrant agreement relating to the currency warrants and the currency warrant certificates representing the currency warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the currency warrants;

•	the initial offering price;

•	whether the currency warrants shall be currency put warrants, currency call warrants, or otherwise;

•	the formula for determining the currency warrant cash settlement value, if applicable, of each currency warrant;

•	the procedures and conditions relating to the exercise of the currency warrants;

•	the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

•	any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise;

•	the date on which the right to exercise the currency warrants will commence and the date on which the right will expire;

•	the identity of the currency warrant agent;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the currency warrants; and

•	any other terms of the currency warrants.

If the currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar upon exercise, will determine, together with the strike price, whether the currency warrants have a cash settlement value on any given day prior to their expiration. The strike price for a currency warrant will be the amount of the base currency that the holder has the right to sell, in the case of a currency put warrant, or purchase, in the case of a currency call warrant, in exchange for one U.S. dollar. The currency warrants are expected to be “out-of-the-money” (i.e., the cash settlement value will be zero) when initially sold and will be “in-the-money” (i.e., the cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the strike price or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent that one U.S. dollar is worth less than the strike price.

The “exercise date” of the currency warrants will be defined in the applicable prospectus supplement. “Cash settlement value” on an exercise date of currency put warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

constant – (constant x strike price)

                   spot rate.

The cash settlement value on an exercise date of currency call warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

(constant x strike price) – constant.

              spot rate.

The constant will be a specified fixed amount, for example, 50. The spot rate means the spot exchange rate of the base currency for U.S. dollars on the exercise date.

Exercise of Currency Warrants

Unless otherwise provided in the applicable prospectus supplement, each currency warrant will entitle the beneficial owner to the cash settlement value of the currency warrant on the applicable exercise date, in each case as these terms will further be defined in the applicable prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, currency warrants will be deemed automatically exercised on the expiration date (Section 2.03). Currency warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the currency warrants will be set out in the applicable prospectus supplement. In addition, if you hold your interest in a currency warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the currency warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights that may be applicable to indirect owners of currency warrants.

Listing

Unless otherwise provided in any applicable prospectus supplement, each issue of currency warrants will be listed on a national securities exchange as specified in that prospectus supplement, subject only to official notice of issuance, as a precondition to the sale of any of the currency warrants. If the currency warrants are delisted from, or permanently suspended from trading on, that exchange, and, at or before the delisting or suspension, the currency warrants have not been listed on another national securities exchange, currency warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective (Section 2.03). The cash settlement value to be paid if the currency warrants are thus deemed automatically exercised will be as described in the applicable prospectus supplement. UTC will notify holders of currency warrants as soon as practicable of the delisting or permanent trading suspension. The applicable currency warrant agreement will contain a covenant of UTC not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the exchange on which they are listed (Section 2.04).

Modifications

The currency warrant agreement and the terms of the currency warrants may be amended by UTC and the currency warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the currency warrant agreement and the terms of the currency warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners (Section 6.01).

UTC and the currency warrant agent also may modify or amend the currency warrant agreement and the terms of the currency warrants with the consent of the owners of not less than a majority in number of the then outstanding unexercised currency warrants affected, provided that no modification or amendment that increases the strike price in the case of a currency put warrant, decreases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the currency warrant agreement and in the currency warrants as UTC. UTC will then be relieved of any further obligation under the currency warrant agreement or under the currency warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The currency warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder of the currency warrants (Section 5.02). The currency warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the currency warrant agreement or currency warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF STOCK-INDEX WARRANTS

UTC may issue warrants entitling the owners of the warrants to receive, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specified stock index which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks. Stock-index warrants may be issued:

•

in the form of stock-index put warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the exercise price exceeds the index value at the time of exercise; and

•

in the form of stock-index call warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the index value at the time of exercise exceeds the exercise price.

The “stock-index cash settlement value,” the “exercise price” and the “index value” will be defined in the applicable prospectus supplement. Stock-index warrants may be issued separately or together with debt securities, debt warrants or currency warrants.

The prospectus supplement relating to a particular series of stock-index warrants will set forth the formula by which the stock-index cash settlement value will be determined, including any multipliers, if applicable. In addition, if so specified in the applicable prospectus supplement, following the occurrence of a market disruption event (as defined in that prospectus supplement), the stock-index cash settlement value may be determined on a different basis than upon normal exercise of a stock-index warrant. Unless otherwise indicated in the applicable prospectus supplement, a stock-index warrant will be settled only in cash in U.S. dollars, which is the only permissible method of settlement under exchange rules currently approved by the SEC. Accordingly, a stock-index warrant will not require or entitle an owner to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The owners will not be entitled to any of the rights of the holders of any underlying stock.

We will issue any series of stock-index warrants under a separate stock-index warrant agreement to be entered into between UTC and one or more banks or trust companies, as stock-index warrant agents, all as will be described in the prospectus supplement relating to that series. A form of stock-index warrant agreement, including a form of stock-index warrant certificate, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of stock-index warrant agreement.

The following description of the stock-index warrant agreements and the stock-index warrant certificates and summaries of some provisions of the stock-index warrants and the stock-index warrant certificates do not describe every aspect of the stock-index warrants and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable stock-index warrant agreements and the stock-index warrant certificates, including definitions of terms used in the stock-index warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the stock-index warrant agreements. We also include references in parentheses to some sections of the stock-index warrant agreements. Whenever we refer to particular sections or defined terms of the stock-index warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Stock-Index Warrants to Be Described in the Prospectus Supplement

The particular terms of each issue of stock-index warrants, the stock-index warrant agreement relating to the stock-index warrants and the stock-index warrant certificate representing the stock-index warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the stock-index warrants;

•	the initial offering price of the stock-index warrants;

•

the stock index for the stock-index warrants, which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by UTC solely in connection with the issuance of the stock-index warrants, and specified information regarding the stock index and the underlying stock or stocks;

•	whether the stock-index warrants are puts, calls or otherwise;

•	the date on which the right to exercise the stock-index warrants commences and the date on which this right expires;

•	the manner in which the stock-index warrants may be exercised;

•	the maximum number, if any, of the stock-index warrants that may, subject to UTC’s election, be exercised by all owners (or by any person or entity) on any day;

•	any provisions for the automatic exercise of the stock-index warrants other than at expiration;

•

the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the stock-index warrants if the stock index changes or ceases to be made available by its publisher, which determination will be made by an independent expert;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the stock-index warrants;

•	any provisions permitting an owner to condition an exercise notice on the absence of specified changes in the index value after the exercise date; and

•	any other terms of the stock-index warrants.

Exercise of Stock-Index Warrants

Unless otherwise provided in the applicable prospectus supplement, each stock-index warrant will entitle the owner to the stock-index cash settlement value of the stock-index warrant on the applicable valuation date, in each case as these terms will further be defined in the applicable prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the stock-index warrant expiration date, stock-index warrants will be deemed automatically exercised on the stock-index warrant expiration date (Section 2.03). Procedures for exercise of the stock-index warrants will be described in the applicable prospectus supplement. In addition, if you hold your interest in a stock-index warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the stock-index warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect holders of stock-index warrants.

Listing

Unless otherwise provided in any applicable prospectus supplement, each issue of stock-index warrants will be listed on a national securities exchange, as specified in that prospectus supplement, subject only to official notice of issuance, as a pre-condition to the sale of any of the stock-index warrants. It may be necessary in certain circumstances for that national securities exchange to obtain the approval of the SEC in connection with any listing of the stock-index warrants. If the stock-index warrants are delisted from, or permanently suspended from trading on, the exchange, and, at or before the delisting or suspension, the stock-index warrants have not been listed on another national securities exchange, stock-index warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective

(Section 2.03). The stock-index cash settlement value to be paid if the stock-index warrants are then deemed automatically exercised will be described in the applicable prospectus supplement. UTC will notify holders of stock-index warrants as soon as practicable of the delisting or permanent trading suspension. The applicable stock-index warrant agreement will contain a covenant of UTC not to seek delisting of the stock-index warrants from, or permanent suspension of their trading on the exchange on which they are listed (Section 2.05).

Modifications

The stock-index warrant agreement and the terms of the stock-index warrants may be amended by UTC and the stock-index warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the stock-index warrant agreement and the terms of the stock-index warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the owners (Section 6.01).

UTC and the stock-index warrant agent also may modify or amend the stock-index warrant agreement and the terms of the stock-index warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised stock-index warrants affected, provided that no such modification or amendment that increases the exercise price in the case of a stock-index call warrant, decreases the exercise price in the case of a stock-index put warrant, shortens the period of time during which the stock-index warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the stock-index warrants or reduces the number of outstanding stock-index warrants the consent of whose owners is required for modification or amendment of the stock-index warrant agreement or the terms of the stock-index warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the stock-index warrant agreement and in the stock-index warrants as UTC. UTC will then be relieved of any further obligation under the stock-index warrant agreement or under the stock-index warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The stock-index warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of stock-index warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in stock-index warrants or with the registered holder of the stock-index warrants (Section 5.02). The stock-index warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the stock-index warrant agreement or stock-index warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the stock-index warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their stock-index warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of stock-index warrants and the applicable stock-index warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF CAPITAL STOCK

UTC’s authorized capital stock consists of 4,000,000,000 shares of common stock, par value $1.00 per share, and 250,000,000 shares of preferred stock, par value $1.00 per share. The following briefly summarizes the material terms of UTC’s common stock, preferred stock, restated certificate of incorporation and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject, and are qualified in their entirety by reference, to all the provisions of the restated certificate of incorporation and restated bylaws. Our restated certificate of incorporation and our amended and restated bylaws are incorporated by reference in the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of these documents.

Common Stock

UTC’s common stock is listed on the New York Stock Exchange under the symbol “UTX”. As of March 31, 2016 there were 836,865,684 shares of common stock outstanding, all of which are fully paid and nonassessable.

Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

Common stockholders are entitled to share equally in the dividends, if any, that may be declared by the board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of UTC, the common stockholders will be entitled to share ratably in all assets of UTC remaining after we pay:

•	all of our debts and other liabilities and

•	any amounts we may owe to the holders of our preferred stock.

Common stockholders do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock that we have designated and issued or that we may designate and issue in the future.

Delaware law and our bylaws permit us to issue uncertificated shares of common stock. However, holders of uncertificated shares of our common stock may request certificates representing their ownership of common stock.

Preferred Stock

As noted above, the rights, preferences and privileges of common stockholders may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that UTC’s board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of UTC without further action by the stockholders.

As of March 31, 2016, UTC had no shares of preferred stock outstanding.

Charter and Bylaw Provisions

At each annual meeting of stockholders, the entire board of directors is elected for a term of one year. UTC’s restated bylaws provide that the board of directors may, from time to time, designate the number of directors; however, the number may not be less than 10 nor more than 19. Vacancies on the board resulting from an increase in the number of directors may generally be filled by a vote of the majority of the directors then in office, even if less than a quorum.

UTC’s restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The restated bylaws include provisions indemnifying our directors, officers and employees to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The restated bylaws additionally include provisions relating to reimbursement by UTC of expenses reasonably incurred by our current and former directors and officers in advance of the final disposition of any such proceeding, and permitting the Chief Executive Officer or the General Counsel and the Chief Financial Officer acting together to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.

UTC’s restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of UTC’s board of directors. Eligible stockholders may include their own director nominees in UTC’s proxy materials under the circumstances set forth in the bylaws. Generally, a stockholder or a group of up to 20 stockholders, who has maintained continuous qualifying ownership of at least 3% of UTC’s outstanding common stock for at least three years, may include director nominees constituting up to 20% of the board of directors in the proxy materials for an annual meeting of stockholders if such stockholder or group of stockholders complies with the other requirements set forth in the proxy access provision. In addition, special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the Chief Executive Officer.

UTC’s restated bylaws include an exclusive forum provision. This provision provides that, unless UTC consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits include (i) any derivative action or proceeding brought on behalf of UTC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of UTC to the company or to UTC’s stockholders, (iii) any action asserting a claim against UTC or any director or officer or other employee of UTC arising pursuant to any provision of the DGCL or UTC’s certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against UTC or any director or officer or other employee of UTC governed by the internal affairs doctrine.

The restated certificate of incorporation contains a “fair price” provision, providing that certain business combinations with any interested stockholder or affiliate of an interested stockholder may not be consummated without the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of UTC entitled to vote generally in the election of directors, voting as a single class. The term “interested stockholder,” as defined in the restated certificate of incorporation, generally means a person who owns at least 10% of the voting power of UTC’s voting stock.

The business combinations to which the fair price provision applies include:

•	a merger or consolidation with an interested stockholder;

•	the sale or other disposition of assets having a fair market value of $25,000,000 or more to an interested stockholder;

•	the issuance or transfer of securities having an aggregate fair market value of $25,000,000 or more by UTC or any subsidiary of UTC to an interested stockholder;

•	the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

•	any reclassification of securities, recapitalization or other transaction which increases, directly or indirectly, the proportionate share holdings of an interested stockholder.

A significant purpose of the fair price provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire UTC. The affirmative vote of the holders of at least 80% of the voting power of voting stock of UTC is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. As described above, the affirmative vote of the holders of at least 80% of the voting power of the voting stock of UTC is required to amend or repeal certain provisions of UTC’s restated certificate of incorporation.

Certain of the provisions of UTC’s restated certificate of incorporation and restated bylaws discussed above could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of UTC, even though an attempt to obtain control of UTC might be beneficial to UTC and its stockholders.

Change of Control

Section 203 of the Delaware General Corporation Law (the “DGCL”), under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, UTC’s restated certificate of incorporation and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.

DESCRIPTION OF EQUITY UNITS AND STOCK PURCHASE CONTRACTS

UTC may issue equity units consisting of a stock purchase contract and debt securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase shares of our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the equity units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, shares of our common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the shares of our common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell shares of our common stock to us. The stock purchase contracts may include, without limitation, contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of our common stock at a future date or dates. The consideration per share of our common stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

LEGAL OWNERSHIP

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the holder actually will be a broker, bank or other financial institution or, in the case of a global security, the depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar and any third parties employed by us, the trustee, any warrant agent, any transfer agent and any registrar, run only to persons who are registered as holders of UTC securities, except as may be specifically provided for in a warrant agreement, warrant certificate or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so.

Street Name and Other Indirect Holders

Holding securities in accounts at banks, brokers or other financial institutions is called holding in “street name.” If you hold UTC securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they legally are required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement actually will apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold UTC securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, UTC securities will be book-entry securities that are cleared and settled through The Depository Trust Company, or DTC, a securities depositary. If UTC securities are cleared and settled through any other securities depositary, such as Euroclear Bank, S.A./N.V. or Clearstream Banking, société anonyme, UTC will provide additional information in any applicable prospectus supplement. Upon issuance, unless otherwise specified in the applicable prospectus supplement, all book-entry securities of the same series will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of any such securities and will be considered the sole owner of the securities.

Purchasers may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—a bank, brokerage house or other institution that maintains securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

We may issue UTC common stock in the form of a global security, but you will nevertheless have the right to receive shares of common stock in certificated form registered in your name. You should consult your bank, broker or other financial institution to find out how to receive certificates in your name which represent your interests in common stock so that you will be a direct holder.

In a few special situations described below, a book-entry security representing UTC securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank, broker or other financial institution to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in any applicable prospectus supplement, the special situations for termination of a global security representing UTC securities are:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we are unable to find a qualified replacement for DTC within 90 days;

•	We in our sole discretion determine to allow that global security to be exchangeable for definitive securities in registered form; or

•

Any event has occurred and is continuing, which after notice or lapse of time, would become an event of default with respect to those securities. (Defaults are discussed earlier under “Description of Debt Securities—Events of Default.”)

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

In this prospectus and the applicable prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

PLAN OF DISTRIBUTION

UTC may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, this prospectus may be used for the remarketing of certain debt securities or other securities issued pursuant to this prospectus.

UTC may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by UTC or borrowed from UTC or others to settle those sales or to close out any related open borrowings of stock and may use securities received from UTC in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to UTC and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (including at market prices prevailing at such time or at prices related to prevailing market prices). If UTC uses underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

UTC may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions UTC pays to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

UTC may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from UTC at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions UTC pays for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from UTC and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. UTC may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for UTC in the ordinary course of their businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any accompanying prospectus supplement.

VALIDITY OF THE SECURITIES

The validity of the unsubordinated debt securities, junior subordinated debt securities, debt warrants, currency warrants, stock-index warrants, common stock, stock purchase contracts and equity units have been passed upon for UTC by Wachtell, Lipton, Rosen & Katz, New York, New York. In connection with any offering and if indicated in the related prospectus supplement, the validity of the securities described in this prospectus will be passed upon for any underwriters or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of UTC for the three-month period ended March 31, 2016 and 2015, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated April 29, 2016, incorporated by reference in this prospectus, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.

PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information regarding us with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We maintain a website at http://www.utc.com that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. Our website, and the information contained on that site, or linked to that site, are not incorporated by reference into this prospectus and do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

•	Annual Report on Form 10-K for the year ended December 31, 2015.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

•	Current Reports on Form 8-K filed on January 6, 2016, January 14, 2016, February 8, 2016, February 22, 2016, February 23, 2016 and April 25, 2016.

•	Definitive Proxy Statement on Schedule 14A filed on March 15, 2016 pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Charles D. Gill

Executive Vice President & General Counsel

United Technologies Corporation

10 Farm Springs Road

Farmington, Connecticut 06032

(860) 728-7000

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement, and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell or seeking offers to buy these debt securities, warrants, common stock, stock purchase contracts and/or equity units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the applicable document.

$

$                 % Notes due 2019

$                 % Notes due 2021

$                 % Notes due 2026

$                 % Notes due 2046

$                Floating Rate Notes due 2019

$                Floating Rate Notes due 2021

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.	Mizuho Securities	Morgan Stanley

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Deutsche Bank Securities	HSBC	J.P. Morgan